UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 30, 2012

blackhawk capital group bdc, inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	814-00678 (Commission File Number)	20-1031329 (IRS Employer Identification No.)

880 Third Avenue, 12th Floor New York, New York (Address of principal executive offices)	10022 (Zip Code)

Registrant’s telephone number, including area code: (917) 338-7710

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 30, 2012, Blackhawk Capital Group BDC, Inc., a Delaware corporation and business development company under the Investment Company Act of 1940 (“Blackhawk”), and its affiliate, The Concorde Group, Inc., a Delaware corporation (“Concorde”), entered into an amendment ("Amendment") of their Transaction Agreement dated October 5, 2012 with Rosmir Capital Corp. ("Rosmir" or "Lender") of Toronto, Canada, (the “Transaction Agreement”). Reference is made to Blackhawk's Form 8-K filed with the SEC on October 9, 2012 describing the Transaction Agreement with Rosmir, which Form 8-K is fully incorporated herein by reference.

The purpose of the Amendment was to implement the following changes to the Transaction Agreement:

1.	The Transaction Agreement originally provided that the Lender would make available, on a date, no later than thirty (30) days from the date thereof, to be mutually agreed by the parties thereto (the “Execution Date”) (a) a 2-year loan to Blackhawk in the amount of US$1.0 million (the “Blackhawk Loan”) evidenced by a convertible note from Blackhawk to the Lender (the “Blackhawk Note”), the proceeds of which would be used to pay outstanding Blackhawk invoices and registration expenses and to pay for other working capital needs in connection with operating Blackhawk's business, and (b) a 2-year loan to Concorde in an amount not less than US$1.0 million (the “Concorde Loan”) evidenced by a senior secured convertible note from Concorde to the Lender (the “Concorde Note”). The Amendment (i) revises the definition of Execution Date to instead mean “a date, no later than January 31, 2013, to be mutually agreed by the parties hereto,” and (ii) deletes and eliminates in their entirety the Concorde Loan and the Concorde Note. The Amendment also implements certain additional changes to the Transaction Agreement to account for the amendments described above in this Paragraph 1.

2.	The Transaction Agreement originally provided that Concorde would sell 2,000,000 shares of Blackhawk Common Stock to Lender for US$0.01 per share, or an aggregate of US$20,000.00, which sale would be consummated as a transaction exempt from the registration requirements under Section 4(1) of the Securities Act of 1933, as amended. The Amendment revises this requirement to instead provide that Concorde will sell 5,000,000 shares of Blackhawk Common Stock to Lender for approximately US$0.20 per share, or an aggregate of US$999,999.00. The Amendment also implements certain additional changes to the Transaction Agreement to account for the amendments described above in this Paragraph 2.

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3.	The Transaction Agreement originally provided that on or prior to the Closing Date, Lender would purchase a 50% membership interest in Concorde Investment Managers LLC, a registered investment advisor in the State of New York ("CIM") which is currently 100% owned by Concorde, for $100.00 via a membership interest purchase agreement between Concorde and the Lender (the "CIM Membership Interest Purchase Agreement") pursuant to which CIM would become a fund manager for any assets that Lender sources for Blackhawk. The Amendment revises this concept to instead provide that on the Execution Date, Lender will purchase the entire 100% membership interest owned by Concorde in CIM for $1.00, pursuant to the CIM Membership Interest Purchase Agreement. The Amendment also implements certain additional changes to the Transaction Agreement and corresponding changes to the CIM Membership Interest Purchase Agreement to account for the amendments described above in this Paragraph 3 including, without limitation, relating to the change by Lender from a 50% membership interest purchase in CIM to a 100% membership interest purchase in CIM.

4.	The Transaction Agreement originally provided for rescission under certain conditions and circumstances. The Amendment deletes and eliminates the rescission provisions in the Transaction Agreement.

5.	The Transaction Agreement originally provided that it could be terminated if the Closing Date under the Transaction Agreement did not take place by December 5, 2012. The Amendment revises this date to “April 1, 2013.”

6.	As an inducement to Concorde to extend the term of the Transaction Agreement as provided in the Amendment, the Lender paid Concorde a one-time nonrefundable payment of US$15,000.00 upon the execution of the Amendment, which payment will be credited against the payment by the Lender for the Blackhawk Common Stock as discussed in Paragraph 2 above.

The Transaction Agreement and the CIM Membership Interest Purchase Agreement are fully incorporated herein by reference, as if fully set forth herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2012	BLACKHAWK CAPITAL GROUP BDC, INC.
	By:	/s/ Craig A. Zabala
Craig A. Zabala Chief Executive Officer

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